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                                                                      Exhibit 23


                         Consent of Independent Auditors

We consent to the incorporation by reference in this Annual Report (Form 10-K) of KLLM Transport Services, Inc. of our report dated February 4, 2000, included in the 1999 Annual Report to Shareholders of KLLM Transport Services, Inc.

Our audits also included the financial statement schedule of KLLM Transport Services, Inc. listed in Item 14(a)(2). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information as set forth therein.

We also consent to the incorporation by reference in the Registration Statement (Post-effective Amendment No. 6, Form S-8, No. 33-14545) pertaining to the KLLM Transport Services, Inc. Employee Stock Purchase Plan, the Registration Statement (Form S-8, No. 333-35365) pertaining to the KLLM Transport Services, Inc. 1996 Stock Purchase Plan and the Registration Statement (Form S-8, No.333-50359) pertaining to the KLLM Transport Services, Inc. 1998 Non-Employee Director Stock Compensation Plan of our report dated February 4, 2000, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule of KLLM Transport Services, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1999.




                                                               Ernst & Young LLP

Jackson, Mississippi
March 28, 2000